Exhibit 10.24

STANDARD CONSULTING AGREEMENT

THIS AGREEMENT is executed and made effective as of November 1, 2008 (the “Effective Date”) between AeroVironment, Inc., a Delaware corporation, and its subsidiaries, with offices at 181 West Huntington Drive, Monrovia, California 91016 (hereinafter referred to as “AV”) and General Charles R. Holland, USAF, Retired, (hereinafter referred to as “Consultant”).

WHEREAS, Consultant is engaged in providing information technology consulting services and investigating and solving, to the best of consultant’s ability, specific problems presented; and

WHEREAS, AV desires to have the services (“Services”) of Consultant made available to it on the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the mutual promises and other good and valuable consideration, receipt of which is hereby acknowledged by each Party, the Parties hereto agree as follows:

1.     Consulting Services.  During the period of this Agreement, Consultant agrees to perform Services in a consulting capacity on a general basis and on the particular individual projects assigned and accepted in accordance with the provisions hereof.  Consultant agrees to provide such Services on the basis of hours to be determined for each task.

2.     Term.  Services will be performed between the Effective Date and October 31, 2009.  This Agreement may be extended for additional periods by mutual written agreement between the Parties.

3.     Task Orders.  AV shall submit any task, or alteration of any task, upon which it desires the services of Consultant in the form of a written task order (“Task Order”) in sufficient detail which shall include: the Task Order number, the Project Number for inclusion on all invoices submitted, the nature and scope of the work to be performed, the time period for performance, the identity of the AV Task Manager, the rate paid for each hour of labor, and the not to exceed dollar value of the estimated labor, and allowable expenses for any material or travel expenditures anticipated by Consultant.  Attachment A shall be the form of the Task Order.

4.     Specified Cost.  AV shall pay Consultant an amount to be set out in each Task Order for Services performed by Consultant.  AV shall have the right to specify in a Task Order that the cost to AV of a requested task not exceed the stated amount.  When so specified in the Task Order, Consultant shall not perform Services exceeding the amount specified for the task which may sometimes be referred to as “Effort”.  If it becomes apparent during the performance of a task that the cost for completion of the task will exceed the amount limited in the Task Order, Consultant shall advise AV as far in advance as reasonably possible so that consideration may be given to an increase in the amount specified for said task.  AV may then, in its sole discretion, do any of the following:

(i)    Authorize an increase in the amount of the Task Order to allow completion of the task, subject to Consultant’s right to decline;

(ii)   Request continuation of the task up to the original dollar amount specified, at which time Consultant shall submit to AV any work or materials resulting from the unfinished task;

(iii)  Request immediate termination of the task, and cause Consultant to submit to AV any work or  materials resulting from the unfinished task.

5.     Right to Decline.  Consultant shall have the right to decline the acceptance of any task requested by AV in the event that such task conflicts with other activity of Consultant or for any other good and sufficient reason.  In such events, Consultant shall give AV notice in writing that it declines to accept such task within five (5) working days of receipt of such request.

6.     Progress Reports.  Consultant may be required by any Task Order to submit progress reports to AV, at reasonable intervals, but not more frequently than monthly, and in such a manner as is more specifically provided for and defined in each Task Order.

7.     Invoices and Payment.  Consultant shall submit separate invoices monthly for each Task Order and such invoices shall include a breakdown of all charges and expenses, if any, incurred during the month together with the Project No. shown on the Task Order.  Invoices shall be due and payable within thirty (30) days after receipt by AV.  Unless otherwise agreed at the time individual Task Orders are accepted, all payments shall be made in United States dollars.

8.     Confidential Information.  It is recognized that in performing services covered by this Agreement a Party’s officers, technical and other personnel, including Consultant’s authorized subcontractors, may acquire from the other Party confidential information and, more particularly but not necessarily limited to:  confidential information regarding the products, processes, operations, and present and contemplated activities of AV and/or its clients.  Each Party therefore, agrees to hold in confidence, for a minimum period of five (5) calendar years, all such information disclosed to it by the other Party, including, without limitation, the existence of and terms of this Agreement, technical information included in or on tracings, drawings, field notes, calculations, specifications, legal, economic, business and engineering data and the like except for the following:

(i)    Information, which at the time of disclosure is in the public domain;

(ii)   Information which, after its disclosure becomes part of the public domain by publication or otherwise through no fault of a Party, but in such case only after it is published or otherwise becomes part of the public domain;

(iii)  Information which a Party can show was in that Party’s possession at the time of its receipt from the other Party and which was not acquired, directly or indirectly, from the other Party; and

(iv)  Information which was received by a Party before or after the time of disclosure from a third party who did not require such Party to hold such information in confidence and who, to the best of that Party’s knowledge and belief, did not acquire it directly or indirectly from the other Party (including its clients) under an obligation to confidence.

Consultant agrees that it will not utilize confidential information covered by this Section in the development or expansion of Consultant’s technology or the technology of any third person or entity, but Consultant shall be and remain free to exploit its own independent developments free of any obligation whatsoever to AV or its clients except as specifically set forth herein.

Each Party acknowledges that it is aware, and agrees to advise its representatives who may receive confidential information regarding the products, processes, operations and present and contemplated activities of the other Party, that the United States securities laws prohibit a Party, its representatives or any person or entity who has received material, non-public information concerning the other Party, from purchasing or selling securities of the other Party or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell securities of a Party.

9.     Proprietary Rights.  All materials prepared or developed by Consultant in the performance and completion of Task Orders hereunder, including documents, calculations, maps, sketches, notes, reports, data, models and samples, and any and all inventions and copyrightable material contained therein, shall be and become the sole and exclusive property of AV without limitation, when first made or prepared, whether or not delivered to AV or whether such are subject to Consultant’s need to use in order to perform the tasks under this Agreement. Such materials, together with any materials furnished by AV to Consultant hereunder, shall be promptly delivered to AV upon request, and in any event upon completion or cancellation of this Agreement.  Consultant agrees to execute all documents and to take all steps requested by AV, at AV’s expense, which AV deems necessary or desirable to complete and perfect AV’s ownership and property rights in said inventions and copyrightable material. The Parties hereby agree that materials that are considered copyrights of the creator are under this Agreement considered by the parties to be “works for hire” and the copyright thereto resides in AV.  Consultant hereby agrees, that upon request of AV, it will execute an assignment of such copyright or other intellectual property rights to further clarify the transfer of the copyright or other intellectual property rights to AV.  Transference of rights is subject to payment in full of all undisputed invoices.

Consultant shall contribute the use of the intellectual property identified in Attachment B of this Agreement to the project for the term of this Agreement unless a longer period of time is expressly agreed to in writing by the Parties.  Except as may otherwise be provided for in the Agreement, and in order to carry out the obligations under this Agreement, no right title or interest in the material described in Attachment B shall pass to AV or any other party by this contribution of use.

10.   Termination.  By ten (10) days prior written notice to the other, either AV or Consultant may terminate this Agreement at any time.  In the event of such termination, Consultant shall be entitled to payment, under the provisions of this Agreement, for all charges and expenses actually earned or incurred with respect to all Task Orders in effect up to the time of the termination.  Termination for failure of the other Party to perform shall not prejudice said Party in any respect with regard to pursuing its rights and remedies, or otherwise. The terms of Sections 8, 9, 13, 14, 24 and 25 hereof shall withstand the termination of this Agreement.

11.   Assignment.  Neither Party may assign this Agreement or any part thereof without the prior consent in writing of the other Party, except that it may be assigned without such consent to the successor of either Party, or to a person, firm, or corporation acquiring all or substantially all of the business and assets of such Party which shall be subject to the prior written consent of the other Party, which consent shall not be unreasonably withheld.  No assignment of this Agreement shall relieve the assignor until this Agreement shall have been assumed by the assignee.  When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

12.   Subcontract.  Consultant may not subcontract any portion of any Task Order hereunder without the prior written consent of AV.

13.   Warranty.  Consultant warrants that it shall perform Task Orders accepted hereunder using commercially best efforts and in accordance with recognized professional standards.

14.   Indemnity.  Each Party shall such hold harmless and indemnify the other Party from and against all losses, damages, demands, claims, suits, and liabilities, including attorney fees and other expenses of litigation, arising out of or related to the performance or failure to perform their obligations under this Agreement; including agents, or employees, or permitted subcontractors.  However, the Parties hereto agree that Consultant is providing engineering and program planning guidance and therefore has no liability in instances where the Services it provides are in strict accordance with specific written instructions provided by AV.

15.   Independent Contractor.  Nothing in this Agreement shall be deemed to constitute Consultant or any of Consultant’s employees or agents to be the agent, representative or employee of AV.  Consultant shall in all respects be an independent contractor and shall have responsibility for and control over the details and means of performing the Consulting Services and shall be subject to the directions of AV only with respect to the scope and general results required.  Consultant shall, prior to the start of work under this Agreement, provide AV with a fully executed W9 Form and other applicable tax forms including correct corporate name, EIN, and current address for use in meeting legal requirements for reporting all consulting agreements to the state of California and the Internal Revenue Service.

16.   No Employee Benefits.  Consultant understands and agrees that AV will not classify Consultant as an AV employee.  Accordingly, Consultant shall not be entitled to any of the benefits provided to AV employees including, but not limited to stock options, health or retirement benefits, vacations, and paid holidays.  AV has not offered Consultant any such benefits or rights as an employee, and Consultant hereby waives any claim Consultant might otherwise have to them, even in the event that Consultant is reclassified as an AV employee.

17.   Integration.  This Agreement contains the entire understanding between the Parties, and there are no understandings or representations not set forth or incorporated by reference herein.  No subsequent modifications of this Agreement shall be of any force or effect unless in writing and signed by both Parties hereto.

18.   Facsimile.  Each Party shall be authorized to rely upon the signatures of the other Party(ies) to this Agreement which are delivered by facsimile as constituting a duly authorized, irrevocable, actual delivery of this Agreement to be followed by original ink signatures of each person and entity.

19.   Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be deemed an original and all of which together will constitute a single Agreement.

20.  Preparation of This Agreement.  The terms and provisions of this Agreement were arrived at after arm’s length negotiations, and therefore, for the purposes of interpreting this Agreement, each Party shall be deemed to have participated and cooperated equally in the drafting and preparation of this Agreement.  This Agreement shall not be interpreted against any Party in favor of any other Party due to its drafting.

21.   Compliance with Laws.  Consultant warrants that it is familiar with the provisions of the US conflict of interest and corrupt practices prohibitions and with similar laws, and that the Consultant will not do or fail to do anything which would cause the Consultant or AV to be in violation of these or any other laws or prohibitions.  Consultant agrees that the violation of the aforesaid warranty automatically will give AV the right to annul this Agreement effective on the date of issuing a written notice of such election to annul.  The warranties and agreements contained in this Section shall survive the termination of this Agreement.

In connection with any efforts of Consultant, it is expressly understood and agreed that nothing of value will be paid to or received by or for the account of any official or employee of any government or any state-owned enterprise, or to any bank account, company or entity in which any such official or employee has an interest, or to any person acting on behalf of any such official or employee. Consultant may, from time to time at the request of AV, be required to certify that it has complied with the foregoing.

AV may suspend or terminate all work being performed by Consultant’s as the result of any actual or apparent violation of the foregoing or for failure by Consultant to promptly reaffirm, when requested, its compliance with this Section and all applicable laws, regulations or prohibitions of any kind.

22.   Conflict of Interest.  Consultant warrants this Agreement does not at time of execution, nor shall it in the future, conflict with any other agreement existing with Consultant as a party nor any agreement anticipated to be entered into in the future by Consultant.

Consultant agrees to hold harmless AV in regard to any government or private party claim of such a conflict of interest.  Consultant shall timely and in advance of a conflict arising, make any disclosure necessary to AV to avoid the fact of or any impression that any such conflict exists or may soon exist.

23.   Evidence Of Citizenship Or Immigrant Status.  AV is required to obtain information concerning citizenship or immigrant status of Consultant personnel or Consultant’s subcontractor personnel entering the premises of AV when such entry will require access to areas containing “technical data” or prior to disclosure of controlled data to Consultant.  Consultant agrees to furnish this information before entry to AV premises or prior to disclosure of AV controlled information and at any time thereafter before substituting or adding new personnel to work on AV’s premises or prior to receipt of AV controlled information as noted above. Information to be provided shall be in accordance with the requirements of Attachment C attached hereto.  If Consultant has similar restrictions on data, AV shall meet the same standard prior to any disclosures to AV personnel.  If the Consultant is not an individual, the Consultant shall execute the Certificate of Compliance with International Traffic in Arms Regulations attached hereto as Attachment D.

24.   Export Control.  Consultant and AV agree to abide by the export control laws and regulations of the United States Department of Commerce, the United States Department of State and other United States governmental agencies relating to the export of commercial or military technology.

Consultant and AV agree not to export “technical data” or disclose to third parties or export “Confidential Information” obtained from the other without express written consent and without any licenses required for any controlled item.  Any information relating to AeroVironment air vehicle systems is considered controlled data and Confidential Information.

“Confidential Information” is defined in Section 8 of this Agreement.

“Technical Data” is defined in the export regulations as “Information…, which is required for the design, development, production, manufacture, assembly, operation, repair, testing, maintenance or modification of defense articles.”

Consultant and AV agree that the commitment not to export includes “deemed export” (disclosure to Foreign persons in the United States) and that means “Foreign Persons” that may be in the employ of, present in the facilities of or in contact with Consultant or AV outside their respective business facilities. Any person who is not a citizen of the United States, a Lawful Permanent Resident ( Green Card Holder ) or a member of a protected class is a Foreign Person and cannot receive controlled data. Any business entity that is not incorporated or organized to do business in the United States is also a Foreign Person.  Execution of this Agreement is the certification of the signing Parties that they will take all reasonable measures to protect the technical data and Confidential Information of the other from disclosure to any Foreign Persons.

Failure to obtain an export control license or other required authorization from the U.S. Government may result in criminal liability under U.S. laws. Express written consent from the disclosing Party, although required under this Agreement, does not constitute a governmental authorization nor an export license.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

AEROVIRONMENT INC.		CONSULTANT: General Charles R. Holland, USAF, Retired

By :	/s/ Stephen Wright	By :	/s/ Charles Holland

Name : Stephen Wright
Title :Chief Financial Officer

Date :12/1/2009

Date :12/1/2009

ATTACHMENT  A

FORM OF TASK ORDER

STANDARD CONSULTING AGREEMENT

Consultant :___________________________

TASK ORDER #

Project No.

A.            Effort and/or Services to be provided by Consultant:

B.            AV Task Manager:

C.            Target Performance Period:

D.            Rates:

Authorized Days	Rate	Total Not To Exceed Cost

As required	$ Hr.	$

E.              Expenses:

Maximum authorized expenses - $____________ As required and approved if significant.

Travel and/or miscellaneous expenses shall be reimbursed in accordance with current AV standard travel procedures; receipts shall accompany invoices of $25 or more.

Reference shall be made to Project No.____________ shown above on all invoicing.

No labor or expense costs above those amounts shown above are to be incurred without the prior written approval of the AV task manager.

AV (Signature)	Consultant (Signature)

AV (Print Name)	Consultant (Print Name)

Date	Date

ATTACHMENT B

INTELLECTUAL PROPERTY

DECLARATION BY CONSULTANT

Consultant hereby contributes the intellectual property described below to the project that is the subject of this Agreement.  Such contribution of use is limited to the restrictions of Section 9 of this Agreement.

Consulting Agreement

ATTACHMENT C

Consultant Security Review

Prior to entering the premises of AV, any Consultant of Consultant’s subcontractor shall be required to provide the following:

U.S. Citizens

If you are a U.S. Citizen, you shall be required to provide AV’s Security Officer with your birth certificate with a raised seal [A photocopy will not be acceptable], or a government certified copy of your birth certificate, or your passport, and your drivers license.  You may call our Security Officer to make arrangements to handle these documents prior to sending them if you are not local.  If you are local you may call and arrange for an interview at which time you can provide the documents.

If you have held a Department Of Defense security clearance, please provide our Security Officer your social security number. If you have provided this number on the W9 form with the Consulting Agreement you need not duplicate the effort. If you have not, please contact our Security Officer and a W9 will be provided to you.

Resident Aliens:

If you have been granted Resident Alien status, you will be required to produce this card before entering the facility.

This information is required due to government regulation(s).  Failure to provide all information will delay or suspend processing.  You must not begin work prior to compliance with the requests in this Attachment C.

If you are in the local area please call our Security Officer and set up an interview time and bring all requested documentation.  If that is not possible, please call for a phone interview at (805) 581-2187.

Send all Attachment C documentation to:
Corporate Security Manager/FSO
AeroVironment Inc.
900 Enchanted Way
Simi Valley, California 93065

For your protection it is recommended that you overnight all information through a company that can track the package such as Fed-EX, DHL, or UPS.  We will return all documentation by the same method.

Thank you for assisting us in our compliance with the government regulations.

STANDARD CONSULTING AGREEMENT

Dated November 1, 2008

Consultant: General Charles R. Holland, USAD, Retired

TASK ORDER # FY09-001

Project No.

A.            Effort: General marketing support for unmanned air vehicle systems.

B.    Task Manager:    Tim Conver

C.            Target Performance Period:     November 1, 2008 through October 31, 2009

D.    Rates:

Authorized Days	Rate	Not To Exceed Cost
60 days	$3,368 per day	$202,080

Payments to be made on a monthly basis at the rate of $16,840 per month in advance.  Any additional days required by the Task Manager, beyond the 5 days per month anticipated by the advance payment, will be invoiced at the daily rate in arrears with expenses and approved by the Task Manager.

Reference shall be made to Project No. shown above on all invoicing.

E.     Expenses:

Maximum authorized expenses - As required and approved in advance.

Travel and/or miscellaneous expenses shall be reimbursed in accordance with current AV standard travel procedures; receipts shall accompany invoices of $25 or more.

No labor or expense costs above those amounts shown here are to be incurred without the prior written approval of the AV Task Manager.

/s/ Stephen Wright	/s/ Charles Holland
AV (Signature)	Consultant (Signature)

Stephen Wright	Charles Holland
AV (Print Name)	Consultant (Print Name)

12/1/2009	12/1/2009
Date	Date